Exhibit 10.5
OCEANEERING INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2009)

ARTICLE I
Purpose and Status
     1.1. Purpose of Plan. The purpose of the Oceaneering International, Inc. Supplemental Executive Retirement Plan (the “Plan”) is to advance the interests of Oceaneering International, Inc. (the “Company”) and its participating subsidiaries and affiliates, and of its owners, by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. The Company hopes to accomplish these objectives by helping to provide for the retirement of its key employees selected to participate in the Plan.
     1.2. Status. The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily to provide deferred compensation for a select group of management or highly compensated employees. The Plan is not intended to comply with requirements under Section 401 of the Internal Revenue Code of 1986, as amended (“Code”). The Plan is intended to comply with Section 409A of the Code.
     1.3. Effective Date. This amendment and restatement of the Plan is effective as of the close of business December 31, 2008 (“Effective Date”).
     1.4. Grantor Trust. The Company may establish, in its sole discretion, a grantor trust to be utilized in conjunction with this Plan (the “Trust”).
     1.5. Code Section 409A. This amendment and restatement of the Plan is intended to comply with the requirements of Code Section 409A and applies to benefits earned or vested on or after January 1, 2005, and the earnings thereon, except as otherwise explicitly provided herein.

2

ARTICLE II
Definitions
          The following capitalized terms shall have the meanings set forth below, unless a different meaning is reasonably required by the context.
     2.1. “Account” means collectively the Participant’s Company Account and the Participant’s Deferral Account which are sub-accounts of the Participant’s Account. Separate sub-accounts may be maintained for each Participant for each Plan Year in which hypothetical deferrals or contributions are made by or on behalf of the Participant. Additional separate sub-accounts may be established as the Committee deems necessary.
     2.2. “Affiliate” means with respect to the Company, (i) any corporation that is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member; (ii) any trade or business (whether or not incorporated) that is under common control with the Company (within the meaning of Section 414(c) of the Code); (iii) any organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member; (iv) any other organization or entity which is required to be aggregated with the Company under Section 414(o) of the Code and Regulations issued thereunder; or (v) any other related organization or entity designated by the Board as an Affiliate.
     2.3. “Beneficiary” means the person designated by each Participant, on a form provided by the Company for this purpose, to receive the Participant’s distribution under this Plan in the event of the Participant’s death prior to receiving complete payment of his Vested Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse or, if there is no spouse on the date of Participant’s death, the Participant’s estate.
     2.4. “Board” means the Board of Directors of the Company, or the board of directors or similar body of any entity that is a successor to the Company.
     2.5. “Bonus” means any amount payable to a Participant under any plan, policy or program of the Company providing for the payment of cash bonuses to employees. The Committee shall establish the types of bonus payments that are deferrable by the Participant under the Plan.
     2.6. “Business Day” means any day on which the New York Stock Exchange is open for business.
     2.7. “Change in Control” means the earliest date at which:
          (a) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
          (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
          (c) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or
          (d) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or
          (e) all or substantially all of the assets of the Company are sold or transferred to a person as to which (i) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such person are not consolidated for financial reporting purposes.
          Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
     2.8. “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to act as administrator of the Plan and to perform the duties described in Articles VI and VII.
     2.9. “Company Account” means the bookkeeping account maintained by the Committee reflecting each Participant’s Company Contributions, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.
     2.10. “Company Contribution” means the total hypothetical Discretionary Contributions credited to a Participant’s Company Account for any one Plan Year pursuant to the provisions of Section 4.1.

     2.11. “Compensation” means monthly base salary before any reductions.
     2.12. “Deemed Investments” mean, with respect to any Account, the hypothetical investment options with respect to which such Account is deemed to be invested for purposes of determining the value of such Account under this Plan.
     2.13. “Deferral Account” means the bookkeeping account maintained by the Committee reflecting each Participant’s Deferrals, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.
     2.14. “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant’s disability and its anticipated duration shall be determined solely by a medical physician of the Participant’s choice to be approved by the Company, which approval shall not be unreasonably withheld.
     2.15. “Discretionary Contribution” means the hypothetical contributions credited to a Participant’s Company Account for any Plan Year at the discretion of the Company.
     2.16. “Participant” means an employee of the Company who has been selected to participate in the Plan.
     2.17. “Participant Deferral” means Compensation that is deferred by a Participant and credited, as a hypothetical bookkeeping entry, to the Participant’s Deferral Account for any one Plan Year pursuant to the provisions of Section 4.2.
     2.18. “Plan” means the Oceaneering International, Inc. Supplemental Executive Retirement Plan and any amendments hereto.
     2.19. “Plan Year” means the 12-month period beginning on July 1st and ending on June 30th of each calendar year.
     2.20. “Regulations” means regulations established under the Code of Federal Regulations, as amended.
     2.21. “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation 1.409A-1(h).
     2.22. “SERP Administrative Committee” means the committee to which the Board has delegated certain limited authority under Section 7.2 of the Plan.
     2.23. “Specified Employee” means a key employee (as defined in Code Section 416(i), without reference to paragraph (5) thereof) of the Company. For purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i) (disregarding paragraph (5) thereof) at any time during the twelve-month period ending on an identification date. The identification date for this purpose shall be December 31. If a

Participant is a key employee as of December 31, the Participant is treated as a Specified Employee for the twelve-month period beginning on April 1 immediately following such date.
     2.24. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 409A(a)(2)(B)(ii) of the Code and Treasury Regulation 1.409A-3(i)(3)(i)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency is to be determined by the Committee in its sole discretion, based on the relevant facts and circumstances of each case. In any case, a distribution on account of Unforeseeable Emergency may not exceed the amount necessary to relieve the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that the emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.
     2.25. “Valuation Date” means each Business Day; provided, however, that the value of an Account on a day other than a Business Day shall be the value as determined for the most recent prior Business Day.
     2.26. “Vested Account” means the sum of the Participant’s Vested Company Account and the Participant’s Deferral Account.
     2.27. “Vested Company Account” means the sum of the Company Account multiplied by the Vested Percentage.
     2.28. “Vested Percentage” means the percentage as to which a Participant is vested in his Company Account as determined under Section 3.4.
     2.29. “Voting Securities” means, with respect to any corporation or business enterprise, those securities which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.
     2.30. “Year(s) of Participation” means each 12 consecutive full months of employment after the individual first becomes a Participant.

ARTICLE III
Accounts
     3.1. Company Account. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Company Account. A separate Company Account (“Plan Year Company Sub-Account”) shall be maintained for each Participant for each Plan Year in respect of which hypothetical Company Contributions, if any, are credited under the Plan for the benefit of the Participant. The Committee shall credit, as a bookkeeping entry, the amount of each Company Contribution made on behalf of a Participant pursuant to Section 4.1 to such Participant’s Company Account as of the last day of each month of the Plan Year for which the Company Contribution was made or at such other times as determined by the Committee. The Committee shall further adjust the Participant’s Company Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine, based upon the performance of the specific Deemed Investments selected from time to time by the Participant. The Company shall not be required to segregate any of its assets with respect to the Company Accounts, nor shall any provision of the Plan be construed as constituting such segregation.
     3.2. Participant Deferral Account. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Deferral Account. A separate Deferral Account (“Plan Year Employee Sub-Account”) shall be maintained for each Participant for each Plan Year in respect of which hypothetical Participant Deferrals, if any, are credited under the Plan for the benefit of the Participant. The Committee shall credit, as a bookkeeping entry, the amount of each Participant Deferrals made on behalf of a Participant pursuant to Section 4.2 to such Participant’s Deferral Account as soon as administratively feasible following the applicable deferral. The Committee shall further adjust the Participant’s Deferral Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine, based upon the performance of the specific Deemed Investments selected from time to time by the Participant. The Company shall not be required to segregate any of its assets with respect to the Deferral Accounts, nor shall any provision of the Plan be construed as constituting such segregation.
     3.3. Deemed Investments. In accordance with procedures established by the Committee, the Participant may designate the specific Deemed Investments with respect to which his Account shall be deemed to be invested. If a Participant fails to make a proper designation, then his Account shall be deemed invested in the Deemed Investment(s) designated by the Committee in a uniformly non-discriminatory manner. A Participant may change such designation with respect to future Company Contributions and Participant Deferrals, as well as with respect to amounts already credited to his Account, provided such change(s) are made in accordance with the procedures established by the Committee. A copy of any available prospectus or other disclosure materials for each of the Deemed Investments shall be made available to each Participant upon request. The Committee shall determine from time to time each of the Deemed Investments made available under the Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the investment vehicles serving as the Deemed Investments. The Deemed Investments available hereunder shall be maintained in connection with the records of the administration of the Plan and may be mirrored by investment funds that actually are maintained under the Trust. Neither the Committee nor the trustee of any Trust maintained in connection with the Plan shall be bound to honor or follow any Participant’s request regarding his election of desired Deemed Investment and the amounts to be invested in each such option, but the Participant nevertheless shall be credited under the Plan with the hypothetical performance of the hypothetical investment options that the Participant requested from those which are made available under the Plan. The Company shall have the right, at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the trustee of any Trust maintained in connection with the Plan.
     3.4. Vesting of Company Account. A Participant’s Vested Percentage shall be determined by the Participant’s Years of Participation as of each June 30th, as set forth in the following schedule:

Participant’s Years of Participation	Vested Percentage
Less than 1	0%
At least 1 but less than 2	33%
At least 2 but less than 3	66%
At least 3	100%
     Upon any Participant’s Separation from Service with the Company, such Participant shall forfeit the non-vested portion of his Company Account. For these purposes, the Vested Percentage shall be determined as of the date of the Participant’s Separation from Service; provided, however, that amounts not so forfeited shall continue to be adjusted in accordance with Sections 3.1 and 3.3 from and after such Separation from Service.
     The vesting schedule above notwithstanding, the Participant shall have a Vested Percentage of 100% for his Company Account upon the soonest of the following to occur during the Participant’s employment with the Company: (i) the date on which the Participant completes 10 Years of Participation, (ii) the date on which the sum of the Participant’s attained age and Years of Participation equals 65, (iii) the date of the Participant’s Separation from Service as a result of his death or Disability, or (iv) the date of the Participant’s Separation from Service within 24 months following a Change in Control.
     In the event the Company terminates the entire Plan, all Participants shall be 100% vested in their Company Account not previously forfeited; provided, however, that distributions shall be made in accordance with Article V of the Plan. Cessation of Company Contributions under the Plan shall not be deemed a termination of the Plan.
     3.5. Vesting of Deferral Account. A Participant’s Vested Percentage with regard to the Participant’s Deferral Account will always be 100%.

     3.6. Nature and Source of Payments. Subject to the provisions of Article VIII, the obligation to make distributions under this Plan with respect to each Participant shall constitute a liability of the Company to the Participant and any Beneficiary in accordance with the terms of this Plan. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund need be established nor need any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall be an unsecured general creditor of the Company.
     3.7. Statements to Participants. Periodically as determined by the Committee, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant’s Account for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

ARTICLE IV
Contributions
     4.1. Company Contributions. For each Plan Year or portion thereof, the Committee shall, in its sole discretion, declare a Company Contribution percentage for each Participant; provided, however, that the Committee retains the right to change the Company Contribution percentage for any Participant during the Plan Year. The Company Contribution percentage declared for a Participant may, but need not be, the same as the percentage declared for other Participants. Company Contributions shall be credited as of the last day of each month of the Plan Year, or at such other times as determined by the Committee, to each Participant’s Company Account.
     4.2. Participant Deferrals. For each Plan Year, the Committee may, in its sole discretion, allow a Participant to elect to defer, under the terms of Section 4.4 and Section 4.5, the present payment by the Company of Compensation earned during such Plan Year, and have that amount credited, as a bookkeeping entry, to his Participant Deferral Account at the time it would otherwise have been payable. The Compensation otherwise currently payable to the Participant shall be reduced by the amount of such Participant’s Deferrals.
     4.3. Election to Participate. After an employee has been notified by the Committee that he is eligible to participate in the Plan for a given Plan Year, he must notify the Committee in writing whether he chooses to participate in the Plan for such Plan Year. An election to participate in the Plan for a given Plan Year shall be effective upon its actual receipt by the Committee. A Participant’s written election for any given Plan Year (i) shall specify the type or types and the amount or amounts of Compensation that he wishes to defer pursuant to Sections 4.4 and/or 4.5 hereof; (ii) shall specify the payment date or payment commencement date pertaining to his Vested Account (established only in respect of the relevant Plan Year); and (iii) shall specify the form of payment of his Vested Account (established only in respect of the relevant Plan Year). The written election with respect to any Plan Year must be filed with the Committee no later than prior to the first day of such Plan Year; provided, however, that with respect to a new Participant who is first eligible to participate in the Plan during a given Plan Year, his election pertaining to such Plan Year must be made within 30 days after the date on which he is initially eligible to participate in the Plan. Notwithstanding anything to the contrary, except as set forth in Section 5.2(c), the Participant shall not be permitted to change his election with respect to the timing or form of payment once made, and any elections made pursuant to this Section 4.3 shall not apply with respect to prior Plan Years. Any failure to make a timely election to defer Compensation under the terms of this Article IV will result in no deferral under Section 4.4 and/or Section 4.5, as applicable, for the relevant Plan Year. Any failure to make a timely election pertaining to his Vested Account (established only in respect of the relevant Plan Year) specifying (i) the payment date or payment commencement date or (ii) form of payment shall result in payment and/or form of payment of the Participant’s Vested Account (established only in respect of the relevant Plan Year) as provided in Section 5.3.
     4.4. Salary Deferral. A Participant’s election to defer the payment of Compensation for any Plan Year generally must be made prior to the first day of the Plan Year in which the

Compensation is earned by the Participant; provided, however, that with respect to a new Participant who is first eligible to participate in the Plan during a given Plan Year, his election pertaining to such Plan Year must be made within 30 days after the date on which he is initially eligible to participate in the Plan and shall relate solely to Compensation earned after the effective date of such election. Such election for the relevant Plan Year shall be irrevocable when submitted by the Participant to the Company, except as provided in Section 4.6.
     A Participant may not elect to defer more than eighty-five percent (85%) of his Compensation with respect to a particular Plan Year.
     The amount of Compensation elected to be deferred under this Section 4.4 shall be withheld from the Participant’s Compensation at the time it would otherwise have been payable.
     4.5. Bonus Deferral. Except as otherwise provided below in this Section 4.5, a Participant’s election to defer the payment of a Bonus must generally be made prior to the first day of the Plan Year in which the Bonus is earned by the Participant; provided, however, that to the extent that any Bonus qualifies as “performance based compensation” (as defined in Regulations or other regulatory guidance issued by the appropriate governmental authorities under Section 409A of the Code) for services performed over a period of at least twelve months, the Committee may, in its sole discretion, permit a Participant’s election to defer payment of any such Bonus to be made no later than at least six months before the end of the applicable performance period. With respect to a new Participant who is first eligible to participate in the Plan during a given Plan Year, his election must be made within 30 days after the date on which he is initially eligible to participate in the Plan. Such election shall be irrevocable when submitted by the Participant to the Committee, except as provided in Section 4.6.
     A Participant may not elect to defer more than ninety percent (90%) of his annual Bonus earned during a particular Plan Year. The amount of Bonus elected to be deferred under this Section 4.5 shall be withheld from the Participant’s Bonus at the time it would otherwise have been payable.
     Notwithstanding any provision of the Plan to the contrary, a Participant shall not be eligible to defer the payment of a Bonus unless the Committee, in its sole discretion, authorizes the Participant’s election to defer such payment.
     4.6. Suspension of Deferrals. To the extent expressly permitted in Regulations or other regulatory guidance issued by the appropriate regulatory authority under Section 409A of the Code, a Participant’s deferral election shall be suspended during any unpaid leave of absence granted in accordance with Company policies; provided, however that such deferral election shall become fully operative as of the first day of the payroll period commencing coincident with or next following the Participant’s return to active employment following termination of the approved unpaid leave in the Plan Year to which the Participant’s deferral pertains. In the event of an Unforeseeable Emergency, a Participant may suspend deferrals in order and as necessary to relieve the emergency; provided that such suspension of deferrals satisfies the requirements of Treasury Regulation 1.409A-3(j)(4)(viii), including the requirement that deferrals are suspended for the remainder of the Plan Year. In the event of a Disability, the Participant may suspend deferrals by the later of the end of the taxable year of the Company in which the Disability arises, or the 15th day of the third month following the date that the Disability arises; provided that such suspension of deferrals satisfies the requirements of Treasury Regulation 1.409A-3(j)(4)(xii).

ARTICLE V
Distributions
     5.1 Occasions for Distributions. The Company shall distribute a Participant’s Vested Account following the events and in the manner set forth in this Article V. A Participant’s Vested Account shall be debited in the amount of any distribution made therefrom as of the date of the distribution. The occasions for distributions shall be (i) the Participant’s Separation from Service (including Separation from Service on account of the Participant’s retirement, death, or Disability); or (ii) the occurrence of an Unforeseeable Emergency.
     5.2 Distribution Elections.
     (a) In General. Pursuant to the requirements of Section 4.3 and subject to rules established by the Committee, a Participant may file a distribution election, or distribution elections, directing how his Vested Account shall be distributed. Such distribution election(s) must be made on a form supplied by the Committee for that purpose.
     (b) Payment Methods. At the time of a Participant’s election to participate under the Plan with respect to a given Plan Year, the Participant may elect to receive his Vested Account (established with respect to such Plan Year) in the form of a lump sum or annual installments over a maximum period of five years, provided that an election to receive installment payments can only be made if the Participant’s Vested Account balance is $50,000 or more at the time of payment. If a Participant fails to elect to receive his Vested Account under one of the forms set forth in this Section 5.2(b), the Participant shall be deemed to have elected to receive his Vested Account in the form of a lump sum. Should a Participant die prior to receiving all payments that may be due under the Plan, a single lump sum payment of the Participant’s remaining Vested Account balance shall be made to the Participant’s Beneficiary as soon as practicable following the Participant’s death.
     In the event that annual installments are payable under the Plan, the initial installment will be based on the amount credited to the recipient’s Vested Account as of the last day of the calendar month coincident with or next preceding the date of payment. Thereafter, the remaining installment payments shall be made as of the annual anniversary of the first installment date and will be based on the recipient’s Vested Account as of the anniversary of the Valuation Date coincident with or next preceding the date of such installment payment. Installment payments shall be computed by determining the recipient’s Vested Account as of the relevant anniversary and multiplying the recipient’s Vested Account as of the relevant anniversary by a fraction the numerator of which is one and the denominator of which is the remaining number of years of the term for which payments have not been made.

     (c) Change of Form or Timing of Benefit Payments. A Participant may make a subsequent election no later than twelve months prior to the date that he would be eligible to receive a distribution under the Plan, to change the timing and form of payment of the distribution. Provided, however, that the payment, or first payment in the case of an installment payment, under the subsequent election shall be deferred to a date that is at least five (5) years after the date the Participant would have been eligible to receive the distribution under the prior election. To be effective, any such election must be in writing and received by the Committee, and cannot be effective for at least twelve months after the date on which the election is made. The requirement in this Section 5.2(c) that the first payment with respect to which any election thereunder applies must be deferred for at least five (5) years shall not apply to a payment involving the Participant’s death, Disability or in the event of an Unforeseeable Emergency. Notwithstanding the provisions of this Section 5.2(c), for subsequent distribution elections made in 2008 only, the five year delay shall not be applicable, so long as the distribution is not payable in 2008 under the Participant’s prior election, and the subsequent election does not provide for the distribution to be made until after December 31, 2008.
     (d) Special Transition Election in 2008. Notwithstanding any provision of the Plan to the contrary, on or before December 31, 2008 and in accordance with the provisions of Internal Revenue Service Notice 2007-86, a Participant may make an irrevocable election to receive:
(1)	a single lump sum payment of all or part of his Deferral Account, with payment to be made in January of 2009, 2010, 2011, 2012 or 2013; or

(2)	five annual installment payments with respect to all or part of his Deferral Account, with payments to be made in January of 2009, 2010, 2011, 2012 and 2013; provided that an election may be made under this subsection 5.2(d)(2) only if the amount subject to the Participant’s election and distributable under this subsection 5.2(d)(2) is $50,000 or more.
          In the event a Participant makes an election under this subsection 5.2(d), the Participant shall specify the specific dollar amount or the percentage of his Deferral Account for elections under subsection (d)(1), or the specific dollar amount for elections under subsection (d)(2), to which his election applies. Valuation of the Participant’s Deferral Account shall be made as close as practicable preceding the relevant payment date specified in subsection 5.2(d)(1) or (2), as applicable.
          Unless a Participant makes a subsequent deferral election in accordance with Section 5.2(c), a Participant’s prior distribution election(s) shall remain in effect for the portion of his Deferral Account that is not distributed in accordance with an election made under this subsection 5.2(d) and for the entire amount of his Company Account and any other Account under the Plan that is not distributed in accordance with an election made under this subsection 5.2(d).
          Notwithstanding the foregoing, if a Participant’s Separation from Service occurs prior to the completion of any payments being made in accordance with an election under this Section 5.2(d), the remaining unpaid amount subject to such election shall be paid as soon as practicable following his Separation from Service. Additionally, if a Participant dies prior to the completion of any payments being made in accordance with an election under this Section 5.2(d), a single lump sum payment of the Participant’s remaining Vested Account balance shall be made to the Participant’s Beneficiary as soon as practicable following the Participant’s death.
     5.3 Distribution on Account of Separation from Service. Upon a Participant’s Separation from Service, the Company shall distribute, or begin distributing, to the Participant (or the Participant’s Beneficiary) within a reasonable period of time (not to exceed 45 days after such Separation from Service), the Participant’s Vested Account. Such distribution(s) shall be in the form specified on the distribution election form filed with the Committee that covers the relevant Vested Account. If no effective election form exists, the distribution shall be distributed in the form of a lump sum payment equal to the Participant’s relevant Vested Account.
     5.4 Continuation of Hypothetical Accruals to the Vested Account after Commencement of Distributions. If distribution of any Vested Account of a Participant is to be delayed, then such Vested Account shall continue to be adjusted for hypothetical income, gain or loss and any payment or distributions attributable to the Vested Account as described in Section 3.1, 3.2, and 3.3, until the entire Vested Account has been distributed.
     5.5 Unforeseeable Emergency Distribution. In the event that the Committee, upon the written request of a Participant, determines in its sole discretion that such Participant has incurred an Unforeseeable Emergency, as defined in Section 2.24, such Participant may be entitled to receive a distribution of part or all of the Participant’s Vested Account, in an amount not to exceed the lesser of (a) the amount determined by the Committee under Section 2.24, or (b) the value of such Participant’s Vested Account at the time of the emergency. Such amount shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such distribution; provided, however, that the payment shall not be made after the later of the end of the taxable year of the Company in which the Unforeseeable Emergency arises or the 15th day of the third month following the date of the occurrence of the Unforeseeable Emergency. If a Participant’s Account is deemed to be invested in more than one Deemed Investment, such distribution shall be made pro rata from each of such Deemed Investments. For purposes of the foregoing, such distribution shall be made from the Participant’s Account beginning with the oldest Account in the following order: First, such amount shall be debited from the Participant’s Deferral Account, and second, from the Participant’s Company Account (subject to forfeitures with respect to the non-vested portion of the Company Account utilized for such distribution).
     5.6 Limitation on Distributions to Specified Employees. Notwithstanding any other provision of the Plan to the contrary and subject to Section 5.5, in the case of a Participant who is a Specified Employee at the time of his Separation from Service, any distribution of the Participant’s Vested Account made by reason of his Separation from Service shall not be made until the earlier of: (i) the date that is six months and two days after the Participant’s Separation from Service, or (ii) the Participant’s death. If any distribution is delayed by operation of this Section 5.6, any payment that otherwise would have been made during the delay shall be made on the first permissible date without interest.

ARTICLE VI
Committee / SERP Administrative Committee
     6.1. Authority. To the extent not delegated by the Board to the SERP Administrative Committee, the Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit ruling or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more if its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments. A member of the Committee may also be a Participant. A member of the Committee who is also a Participant shall not vote or otherwise act on any matter that relates solely to himself.
     6.2. Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity. The Board has delegated certain administrative and amendment authority under the Plan to the SERP Administrative Committee, as set forth in Section 7.2.
     6.3. Procedures. The Committee and the SERP Administrative Committee may establish procedures to conduct operations and to carry out their respective rights and duties under the Plan.
     6.4. Selection of Participants. With respect to each Plan Year or portion thereof, the Committee shall select, in its discretion, those employees of the Company approved to participate in the Plan, which individuals will then become Participants by complying with the requirements of Section 4.3. Only employees of the Company who are members of a select group of management or highly compensated employees, for purposes of ERISA, shall be eligible for selection by the Committee.

     6.5. Notification of Eligible Employees. Except with respect to new Participants who are first eligible to participate in the Plan during a given Plan Year, prior to the commencement of each Plan Year, the Committee shall notify employees eligible to participate in the Plan.
     6.6. Compensation and Expenses. The members of the Committee and the SERP Administrative Committee shall serve without compensation for their services, but all expenses of the Committee and the SERP Administrative Committee and all other expenses incurred in administering the Plan shall be paid by the Company.
     6.7. Indemnification. The Company shall indemnify the members of the Committee and/or any of their delegates and the members of the SERP Administrative Committee against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member, SERP Administrative Committee member or other delegate is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member, SERP Administrative Committee member or other delegate has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.

ARTICLE VII
Amendment and Termination
     7.1 General Power to Amend and/or Terminate Reserved. Except as provided in Section 7.2, the Company retains the unilateral power to amend or terminate the Plan at any time without notice or prior consent of any person. Without the consent of affected Participants or Beneficiaries, no Plan amendment or termination shall adversely affect any Participants or Beneficiaries with respect to their right to receive the applicable Vested Account, determined as of the later of the date that the Plan amendment or termination is adopted or is by its terms to be effective.
          Notwithstanding any provision of the Plan to the contrary, the Plan shall not be amended or terminated in a manner that would cause the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.
     7.2 Board’s Delegation of Administrative and Limited Amendment Authority. The Board has delegated administrative and amendment authority under the Plan to the SERP Administrative Committee, with the exception of the following, for which the Board retains exclusive discretion: (i) amendments that would result in the termination of the Plan; (ii) amendments and administrative actions that would result in an increase in Company costs under the Plan; and (iii) amendments that would change the Plan’s vesting schedule.

ARTICLE VIII
Participation In and Withdrawal From the Plan
by an Affiliate
     8.1. Participation in the Plan. Each Affiliate shall automatically be considered to be the Company and a party to the Plan for the benefit of its employees who are Participants unless such Affiliate is specifically excluded from participation under the Plan by a resolution of the Board to that effect. An Affiliate has no right to amend or terminate the Plan. It shall not be necessary for any participating Affiliate to sign or execute the original or any amended and restated Plan document or any amendment thereto. Subject to the provisions of Section 8.3, each participating Affiliate shall assume all the rights, obligations, and liabilities of the Company under the Plan. The powers and control of the Committee and/or the Board, as provided in the Plan, including the sole right to administer, amend or terminate the Plan, shall not be diminished by reason of the participation of any Affiliate in the Plan.
     8.2. Withdrawal from the Plan. Any participating Affiliate other than Oceaneering International, Inc. (or any successor thereto), by action of its board of directors or other governing body, may elect to withdraw from the Plan by giving 90 days’ advance written notice of its election to the Board, unless the Board waives such advance notice or agrees to a shorter advance notice period. Such Affiliate’s election to withdraw from the Plan shall be subject to the consent of the Board. As of the effective date of any such withdrawal, the Plan shall be deemed to have terminated with respect to such withdrawing Affiliate, unless provision is made by such Affiliate for continuation of its participation in this Plan under the form of another such plan as is designated by the withdrawing Affiliate.
     8.3 No Joint Venture/Liability of Employers. Participation in the Plan by any Affiliate shall not create a joint venture or partnership relationship among or between such person and any other employer that is a participating Affiliate hereunder for the purpose of paying benefits due under the Plan or for any other purpose. Accordingly, benefits payable under the Plan with respect to a Participant’s individual bookkeeping accounts maintained under the Plan by the Committee shall be the obligation of, and payable by, the participating employer that employed that Participant with respect to the periods for which it made (or was obligated to make) hypothetical contributions and credit earnings hereunder; provided, however, should Oceaneering International, Inc. (or any successor thereto) pay any portion of any participating Affiliate’s obligation hereunder, Oceaneering International, Inc. (or any successor thereto) may seek reimbursement from any such participating Affiliate which employed the affected Participant.

ARTICLE IX
Miscellaneous
     9.1. Plan Does Not Affect the Rights of Employees. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment at any time.
     9.2. Nonalienation and Nonassignment. Except to the extent permitted under Section 9.5, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.
     9.3. Tax Withholding on Payments. The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments.
     9.4. FICA Withholding/Employee Deferrals/Company Contributions. For each payroll period, the Company shall withhold from that portion of the Participant’s Compensation that is not being deferred under this Plan, the Participant’s share of FICA and other applicable taxes that are required to be withheld with respect to (i) Participant Deferrals, and (ii) Company Contributions as they vest and become subject to such FICA withholding. To the extent that there are insufficient funds to satisfy applicable FICA tax withholding requirements in a timely manner, the Company reserves the right to reduce the Participant’s Deferrals, as required to provide available funds for applicable tax withholding requirements, to the extent permitted under Treasury Regulation 1.409A-3(j)(4)(vi). To the extent there are still insufficient funds to satisfy all such applicable tax withholding requirements, the Participant agrees to timely remit cash funds to the Company sufficient to cover such withholding requirements. To the extent a Participant’s share of FICA and other applicable taxes have been withheld with respect to Participant Deferrals and Company Contributions, such amounts shall not be subject to FICA or other taxes, as applicable, at the time of distribution.
     9.5. Setoffs. To the fullest extent permitted by law, and in accordance with Treasury Regulation 1.409A-3(j)(4)(xiii), any amounts owed by a Participant or Beneficiary to the Company may be deducted by the Company from such Participant’s Vested Account at the time and to the extent that such Vested Account is otherwise payable hereunder.
     9.6. Construction. Unless the context clearly indicates to the contrary, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa. The headings of the Articles and their sub-part Sections are for convenience only, are not meant to be substantive and shall not add to nor detract from the meaning of the Article or Section to which they refer.

     9.7. Applicable Law. The terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA or other applicable federal law.
     9.8. Successors. The Plan shall be binding upon the Company and its successors and assigns, in accordance with its terms.
     9.9. Claims Procedure.
     (a) Filing Claims. A Participant or Beneficiary may make a claim for Plan benefits by filing a written application for benefits with the Committee. Such application shall set forth the nature of the claim and any other information that the Committee may reasonably request. The Committee shall notify the applicant of the benefits determination within a reasonable time after receipt of the claim, which shall not exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.
     Notice of a claim denial, in whole or in part, shall be set forth in a manner calculated to be understood by the applicant and shall contain the following:
(1)	the specific reason or reasons for the denial; and

(2)	a specific reference to the pertinent Plan provisions on which the denial is based; and

(3)	a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	an explanation of the Plan’s claims review procedure.
     Participants shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.
     (b) Appeals. If a written claim results in a claim denial, either in whole or in part, the applicant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is:
(1)	Upon receipt of a claim denial, a Participant may file a written request, including any additional information supporting the claim, for reconsideration to the Committee within 60 days of receiving notification that the claim is denied.

(2)	The Committee normally shall render a decision no later than 60 days following receipt of the request for review. The Participant may request a formal hearing before the Committee which the Committee may grant in its discretion. Under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be delayed up to 120 days following receipt of the request for review. If such an extension is required, the Participant will be advised in writing before the extension begins.

(3)	The Committee will provide written notice of its final determination. The notice will include specific reasons for the decision, be written in a manner calculated to be understood by the Participant and make specific reference to the Plan provisions on which it is based.

(4)	An appeal will not be considered if it is not filed within the applicable period of time.
     At any stage in the appeals process, the applicant or his designated representative may review pertinent documents, including copies of the Plan document and information relating to the applicant’s entitlement to such benefit, and submit issues and comments in writing.
     9.10. Claims/Disputes. Any dispute or claim arising out of this Plan or the breach thereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Houston, Texas before an arbitrator selected in accordance with such rules. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof, and shall be binding on the parties.
     9.11. Compliance with Code Section 409A. The Plan is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, will be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. The Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code.
     9.12. No Guarantee of Tax Consequences. None of the Board of Directors, officers or employees of the Company, the Company or any Affiliate makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any individual or person participating hereunder or eligible to participate hereunder.
     9.13. Entire Agreement. This Plan document and any election forms described herein constitute the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supercedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters herein. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.
     IN WITNESS WHEREOF, Oceaneering International, Inc. has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ George R. Haubenreich, Jr.
Printed	Name: George R. Haubenreich, Jr.
Title:	Senior Vice President, General Counsel and Secretary

Date:	December 16, 2008